EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-107141, 333-72277, 333-48315, 333-13167, 033-23048, 333-146388, 333-160298 and 333-188076) on Form S-8 and in the registration statements (Nos. 333-13821, 033-28065, 333-42502, 333-154521 and 333-220978) on Form S-3 of Washington Trust Bancorp, Inc. and subsidiaries of our reports dated February 26, 2019, with respect to the consolidated balance sheet of Washington Trust Bancorp, Inc. and subsidiaries as of December 31, 2018, the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of Washington Trust Bancorp, Inc.

/s/ KPMG LLP

Providence, Rhode Island
February 25, 2020